SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 22, 2010
LIBBEY INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12084	34-1559357
(State of incorporation)	(Commission File Number)	(IRS Employer identification No.)

300 Madison Avenue
Toledo, Ohio	43604
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (419) 325-2100
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
The information in Item 7.01 of this Form 8-K, “Regulation FD Disclosure,” is incorporated herein by reference and is furnished to, but not filed with, the Securities and Exchange Commission in this Item 2.02.
Item 7.01 Regulation FD Disclosure.
Libbey Inc. (“Libbey” or the “Company”) is furnishing under Item 7.01 of this Current Report on Form 8-K the information below, which includes certain information that has not previously been reported to the public. The information below shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, unless Libbey specifically incorporates it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934. By filing this Current Report on Form 8-K and furnishing this information, Libbey makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.
The Company expects net sales for the three months ended December 31, 2009 to be approximately $207.0 million and net sales for the year ended December 31, 2009 to be approximately $748.0 million, compared to net sales of $186.6 million for the three months ended December 31, 2008 and net sales of $810.2 million for the year ended December 31, 2008. The Company expects Adjusted EBITDA (as defined below) for the three months ended December 31, 2009 to be within a range of $27.0 million to $29.0 million and Adjusted EBITDA for the year ended December 31, 2009 to be within a range of $88.0 million to $90.0 million, compared to Adjusted EBITDA of $8.7 million for the three months ended December 31, 2008 and Adjusted EBITDA of $85.2 million for the year ended December 31, 2008. See the table below for additional information regarding Adjusted EBITDA.
The Company expects total debt as of December 31, 2009 to be approximately $515.0 million, compared to total debt as of December 31, 2008 of $550.3 million, and cash and equivalents as of December 31, 2009 to be approximately $55.0 million, compared to cash and equivalents as of December 31, 2008 of $13.3 million. The expected total debt as of December 31, 2009 of approximately $515.0 million includes the PIK notes at their carrying value of approximately $150.6 million, as required by U.S. generally accepted accounting principles (“GAAP”), instead of at their face value of $80.4 million. Upon consummation of the transactions described below, the Company will recognize a gain of $70.2 million on the difference between the carrying value and the face value of the PIK notes. After giving effect to (i) the repurchase of the $306 million Floating Rate Senior Secured Notes due 2011 of the Company’s wholly owned subsidiary Libbey Glass Inc. (“Libbey Glass”), (ii) the redemption of Libbey Glass’s $80.4 million Senior Subordinated Secured Payment-in-Kind Notes due 2021 (the “PIK notes”), (iii) the consummation of Libbey Glass’s proposed $400.0 million private placement of debt announced on January 22, 2010, and (iv) the payment of related fees and expenses, the Company expects total debt as of December 31, 2009 to be approximately $460.4 million and cash and equivalents as of December 31, 2009 to be approximately $44.1 million.
Management presents Adjusted EBITDA, which is a non-GAAP liquidity measure, because it believes that Adjusted EBITDA is a useful tool for the Company and its investors to measure the Company’s ability to meet debt service and capital expenditure and working capital requirements. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate Adjusted EBITDA in an identical manner and therefore it is not necessarily an accurate means of comparison between companies. Adjusted EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been represented as an alternative to operating income as an indicator of operating performance. Accordingly, Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In order to compensate for differences in the calculation of Adjusted EBITDA across companies, this measure should be evaluated in conjunction with GAAP measures such as operating income, net income, cash flow from operations and other measures of equal importance.
In accordance with Regulation G under the Securities Exchange Act of 1934, the following table is a reconciliation of (loss) income from operations to Adjusted EBITDA for the periods indicated. (Loss) income from operations is the most closely related GAAP measure to Adjusted EBITDA that is currently available.

	Three
	Months Ended	Year Ended	Expected Range for		Expected Range for
	December 31,	December 31,	Three Months Ended		Year Ended
	2008	2008	December 31, 2009		December 31, 2009
	(Dollars in millions)
(Loss) income from operations	$(48.3)	$(5.5)	$17.2	$19.2	$34.5	$36.5
Add:
Other income (expense)	0.8	1.1	(1.4)	(1.4)	4.0	4.0
Depreciation and amortization	11.0	44.4	10.3	10.3	43.2	43.2
Special charges (excluding depreciation also included in depreciation and amortization above)	45.2	45.2	0.9	0.9	6.3	6.3

Adjusted EBITDA(1)	$8.7	$85.2	$27.0	$29.0	$88.0	$90.0

(1)	Adjusted EBITDA represents EBITDA (which is defined as (loss) income from operations plus (1) other income (expense) and (2) depreciation and amortization) adjusted to reflect special charges related to the impact of facility closures, goodwill and intangible asset impairment, fixed asset impairment and pension settlement charges.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: January 22, 2010

LIBBEY INC.
By:	/s/ Gregory T. Geswein
	Name:	Gregory T. Geswein
	Title:	Vice President, Chief Financial Officer